EXHIBIT 21



                           SUBSIDIARIES OF THE COMPANY


Prior to fiscal year ended May 31, 1998, the Company had previously formed two subsidiaries, Kalimantan Resources, Ltd., and Equatorial Resources, Ltd. Both companies were organized under the laws of the British Virgin Islands. Kalimantan Resources, Ltd., is wholly owned by the Company while Equatorial Resources, Ltd., is 99% owned by the Company.

In May 1998, the Company formed Terra Resources Brazil Ltda., organized under the laws of Brazil. Terra is 99.5% owned by the Company.

In October, 1998, the Company formed Science & Technology Resources, Inc. ("STRI"), organized under the laws of Nevada. STRI is 100% owned by the Company.

In November, 1998 the Company formed NMG Rexco, Inc., organized under the laws of California. NMG Rexco is 100% owned by the Company.

In December, 1998, the Company acquired 80% of the metal mining resources and timber properties of Chrustalnaya, a Russian joint stock company headquartered in Kavalerovo, Russia.